Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

CONCORD ENERGY PARTNERS, LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

Dated as of January 30, 2015

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SCHEDULES AND EXHIBITS

Exhibit A	Membership Units and Percentage Interests
Exhibit B	Addresses for Notices
Exhibit C	Initial Project Budget

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

CONCORD ENERGY PARTNERS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Concord Energy Partners, LLC, a limited liability company organized under the laws of Delaware (the “Company”), dated as of January 30, 2015 (the “Effective Date”), is entered into by and between York Renewable Energy Partners LLC, a limited liability company organized under the laws of Delaware (“Investor”), and Blue Sphere Corporation, a corporation organized under the laws of Nevada (“Development”).

WITNESSETH:

WHEREAS, the Company was formed on January 2, 2015, under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), and Investor was the original member thereof pursuant to a limited liability company agreement of the Company dated as of January 2, 2015 (the “Original LLC Agreement”);

WHEREAS, Orbit Energy Charlotte, LLC, a North Carolina limited liability company (“Project LLC”), holds certain development rights and other assets, including without limitation, certain permits, technology rights and contractual rights necessary for the construction and operation of a high solids anaerobic digestion and energy generation facility for the production of biogas and electricity in Charlotte, North Carolina (the “Project”);

WHEREAS, Project LLC was organized by Orbit Energy, Inc., a North Carolina corporation (“Seller”) and pursuant to a certain Amended and Restated Orbit Energy Charlotte, LLC Purchase Agreement, (including Exhibit A thereto) made and entered into by Development and Seller and dated as of November 19, 2014 (the “Orbit Purchase Agreement”), Development purchased 100% of the limited liability company interests of Project LLC (the “Interests”) from Seller, and Development became the sole member of Project LLC on November 19, 2014;

WHEREAS, Development, during the period in which it was the sole member of Project LLC, on behalf of Project LLC, procured and coordinated contractual and governmental and permitting rights necessary for the development and construction of the Project;

WHEREAS, Development, the Company and Investor have been engaged in negotiations to effect a transaction whereby Development would contribute 100% of the Interests to the Company and Investor would make certain capital contributions to the Company, such that Development and Investor would become the sole members of the Company, and the Company would become the sole member of Project LLC (“Previous Transaction”); however the Previous Transaction was not consummated;

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WHEREAS, under the Orbit Purchase Agreement, Development has an obligation to make certain payments to Seller, including, without limitation, a development fee, (as defined in the Orbit Purchase Agreement) and pursuant to Section 3.3 of the Orbit Purchase Agreement, if payment in full of the development fee is not made by Development on December 15, 2015, as extended to January 15, 2015, the Interests automatically revert to Seller without further action, and effective on the date hereof, with the consent of Development, Investor, Seller and the Company, such reversion occurred and Seller became the sole legal and beneficial owner of the Interests and the sole member of Project LLC;

WHEREAS, in lieu of the Previous Transaction, Development, Seller and the Company determined that the Company shall purchase, pursuant to the terms and conditions of the Orbit Energy Charlotte, LLC Membership Interest Purchase Agreement among the Company, Seller, Project LLC and Development dated the date hereof (“Project LLC Purchase Agreement”), 100% of the Interests from Seller for $917,764, in reliance on the representations, warranties and covenants of Seller set forth in the Project LLC Purchase Agreement and the representations and warranties regarding Project LLC, its assets and liabilities and the Project and the covenants of Development set forth in the Development and Indemnification Agreement among Development, the Company, and Investor dated the date hereof (“Development and Indemnification Agreement”), and the Company shall, in consideration of the representations and warranties regarding Project LLC, its assets and liabilities and the Project and the covenants of Development set forth in the Development and Indemnification Agreement, pay to Development $1,250,000 and issue to Development 250 Series B units of the Company, such that Investor will be a member of the Company holding 750 Series A units representing 75% of the limited liability company interests of the Company, and Development will be admitted as a member of the Company holding 250 Series B units representing 25% of the limited liability company interests of the Company;

WHEREAS, Investor as the sole member of the Company, desires to amend the Original LLC Agreement to establish two new classes of limited liability company interests represented by Series A units (the “Series A Units”) and Series B units (the “Series B Units”) and admit Development as a Member of the Company; and

WHEREAS, the Members desire to enter into this Agreement to set forth their respective rights and obligations as Members of the Company and to provide for the management and affairs of the Company and for the conduct of the business of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01         Definitions. As used in this Agreement, the following terms shall have the following meanings.

“AAA” has the meaning set forth in Section 12.04(b).

“Acceptance Period” has the meaning set forth in Section 4.02(a).

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“Accounting Period” means each calendar year, with the exception of (i) the year ending December 31, 2015, which shall commence on the date hereof, and (ii) the year in which a Liquidation Event occurs, which shall end on the date of dissolution of the Company.

“Act” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Annual Accounts” has the meaning set forth in Section 5.04(a)(ii)(B).

“Applicable Law” means, for any Person, any domestic or foreign law, rule or regulation, or judgment, decree, order, permit, license, certificate of authority, order or governmental approval, in each case, of or by any Governmental Authority, to which the Person or any of its business is subject.

“Beneficial Ownership” means direct or indirect beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The term “Beneficially Owned” has a correlative meaning.

“Board of Managers” has the meaning set forth in Section 7.01(a).

“Budgeted Investment” means an amount equal to the aggregate amount actually required for completion of the Project in accordance with the initial Project Budget, which is attached hereto as Exhibit C, less the aggregate amount of any debt financing obtained by the Company or its Subsidiaries in connection with the Project from any unrelated third party or from a Member, including Investor or an Affiliate of Investor.

“Business” means the business of investing in and developing the Project, either directly or indirectly, including through Project LLC or one or more Subsidiaries, Affiliates, joint ventures or other third party arrangements.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York generally are authorized or required by law or regulation to close.

“Buy-Out Offer Notice” has the meaning set forth in Section 9.06(e).

“Capital Account” has the meaning set forth in Section 8.02(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial gross asset value of any property (other than money) contributed to the capital of the Company by such Member.

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“Capital Return Distributions” means, with respect to any Member holding Series A Units as of any date, any distributions made to such Member pursuant to Section 6.03(b) or Section 6.04(b).

“Claim” means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Company Management” has the meaning set forth in Section 7.03(a).

“Confidential Information” has the meaning set forth in Section 12.08.

“Contribution Date” means, with respect to any Capital Contributions made by any Member, the date on which such Capital Contributions are made to the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise. The terms “Controlled” and “Controlling” have correlative meanings.

“Development” has the meaning set forth in the preamble.

“Development Appraiser” has the meaning set forth in Section 9.06(e).

“Development Entities” has the meaning set forth in Section 10.01(a).

“Development Fee” means a fee payable by the Company to Development in an aggregate amount equal to $1,175,000. The Development Fee is payable in two (2) equal installments of $587,500 each as follows: (i) the first installment shall be paid on the date of “Mechanical Completion” (as defined in the EPC Agreement) of the Project; and (ii) the second installment shall be paid on the “Commercial Operation Date” (as defined in the EPC Agreement). The parties hereto agree and acknowledge that the installments of the Development Fee shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

“Development and Indemnification Agreement” has the meaning set forth in the recitals.

“Development Project Opportunity” has the meaning set forth in Section 9.06(a).

“Drag-Along Buyer” has the meaning set forth in Section 9.05(a).

“Drag-Along Member” has the meaning set forth in Section 9.05(a).

“Drag-Along Notice” has the meaning set forth in Section 9.05(a).

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“EBITDA” means, with respect to any period, including an Accounting Period, the earnings before interest, taxes, depreciation and amortization, calculated in accordance with the methodology used to calculate “EBITDA” in the Project Budgets consistently applied, with reasonable adjustments, reasonably agreed to by Investor and Development, for prudent, reasonable business decisions made in the ordinary course of business.

“Effective Date” has the meaning set forth in the preamble.

“Entropy” means Entropy Investment Management LLC, a limited liability company organized under the laws of Delaware.

“EPC Agreement” means that certain Amended and Restated Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant and Engineering, Procurement and Construction Agreement between Auspark LLC and Project LLC, dated June 5, 2014, as amended through the date hereof, with respect to the Project.

“Excess Thermal Energy Profits” means, with respect to any period of calculation, an amount equal to the excess of Company revenues from the sale of Excess Thermal Energy during such period over Company expenses allocable to the production of such Excess Thermal Energy (as determined in good faith by the Board of Managers). For purposes of this definition, “Excess Thermal Energy” means waste heat energy generated by the Project that is not used in the operation of the Project (which operation includes the warming of anaerobic digester tanks) and which would otherwise be wasted.

“Fair Market Value” means, with respect to any Membership Units, a good faith determination by the Board of Managers through a reasonable application of a reasonable valuation method of the enterprise value of the Company as a going concern (taking into account net worth, prospects, market conditions, comparable public and private companies and comparable transactions). If any Member(s) object(s) promptly in writing to such determination of the enterprise value of the Company by the Board of Managers, such determination of fair market value will be made by an investment bank (or other valuation expert) of national standing appointed by the Company with the consent of the objecting Member(s) (such consent not to be unreasonably withheld or delayed) by applying the principles set forth herein, whose determination will be binding on the parties and whose fees will be paid as follows: (i) split equally between the applicable Member(s) and the Company if the expert’s determination of Fair Market Value is equal to or between 90% and 110% of the Board of Managers’ determination of Fair Market Value; (ii) entirely by such Member(s) if the expert’s determination of Fair Market Value is lower than 90% of the Board of Managers’ determination of Fair Market Value; or (iii) entirely by the Company if the expert’s determination of Fair Market Value is greater than 110% of the Board of Managers’ determination of Fair Market Value). Such determination shall be conclusive and binding on all Persons. Any dispute with respect to the appointment of such investment bank or other valuation expert will be determined in accordance with Section 12.04.

“Family” of an individual includes: (i) the individual; (ii) the individual’s spouse; (iii) any other natural Person who is part of such individual’s immediate family; and (iv) any other natural Person who resides with such individual.

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“Feedstock Tipping Fee Excess Profits” means, with respect to any period of calculation, an amount equal to the feedstock tipping fees received by the Company during such period in excess of $25 per ton.

“Fully Exercising Member” has the meaning set forth in Section 4.02(a).

“Fiscal Year” means the fiscal year period ending December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied through the relevant period.

“Governance Rights Successor” has the meaning set forth in Section 7.02(c).

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, agency, court, commission or other governmental or regulatory entity (including any self-regulatory organization).

“Holder Notice” has the meaning set forth in Section 9.04(a).

“Indemnitee” has the meaning set forth in Section 7.04(a).

“Investor” has the meaning set forth in the preamble.

“Investor Alternate” has the meaning set forth in the Section 7.02(b).

“Investor Appraiser” has the meaning set forth in the Section 9.06(e).

“Investor Buy-Out” has the meaning set forth in the Section 9.06(d).

“Investor Entities” has the meaning set forth in Section 10.01(a).

“Investor Managers” has the meaning set forth in Section 7.02(a)

“IRS” means the United States Internal Revenue Service.

“IRS Notice” has the meaning set forth in Section 8.02(g).

“LIBOR” means the rate per annum for dollar deposits for the three-month interest period which appears on the Telerate Page 3750 (or such other successor place) at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first day of such interest period.

“Liquidation Event” means any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Management Accounting Policies” means the accounting policies and procedures utilized by management in preparing the management reports referred to in Section 5.04(a)(iii) and the Annual Accounts, applied on a consistent basis, including for periods prior to the Effective Date.

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“Manager” means any person hereafter elected to act and serving as a member of the Board of Managers as provided in this Agreement but does not include any person who has ceased to be a member of the Board of Managers.

“Members” means Development and Investor, and all other Persons who may be admitted from time to time as a member of the Company pursuant to this Agreement.

“Members’ Estimated Tax Liability” has the meaning set forth in Section 6.05.

“Membership Units” means, collectively, the Series A Units and Series B Units.

“New Units” has the meaning set forth in Section 4.02(a).

“Net Available Cash” shall mean, at any time, all cash of the Company less the sum of amounts reserved for the Project Budget (as amended, modified and supplemented and as approved in accordance with Section 7.08), or, as reasonably determined by the Board of Managers after consultation with Company Management, for payment of expenses, liabilities and obligations (whether fixed or contingent) and for establishment of appropriate reserves for expenses, liabilities and obligations that are reasonably likely to arise.

“Offered Interests” has the meaning set forth in Section 9.03(a).

“Offer Notice” has the meaning set forth in Section 9.03(a).

“Offer Period” has the meaning set forth in Section 9.03(b).

“Offeree” has the meaning set forth in Section 9.03(a).

“Offeror” has the meaning set forth in Section 9.03(a).

“Officers” has the meaning set forth in Section 7.03(b).

“Orbit Purchase Agreement” has the meaning set forth in the recitals.

“Original LLC Agreement” has the meaning set forth in the recitals.

“Other Officers” has the meaning set forth in Section 7.03(b).

“Ownership Threshold” has the meaning set forth in Section 7.02(a).

“Percentage Interest” means the percentage interest shown for each Member in Exhibit A.

“Permitted Transfer” has the meaning set forth in Section 9.01(a).

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“Permitted Transferee” means, with respect to a Member, one or more of its Affiliates (or any of their respective members, stockholders, managers, officers or directors); provided, however, that, in each case, no Person shall be a Permitted Transferee (i) if the Transfer to such Person is made with the intent that the Transferee will make a subsequent Transfer or that the transferor will subsequently Transfer interests in such Transferee in order to avoid the Transfer restrictions that would otherwise be applicable and (ii) unless such Person agrees in writing with the Company at the time of such Transfer to Transfer back to a Permitted Transferee the transferred Membership Units if such Person ceases to be a Permitted Transferee.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

“PPA Contribution” has the meaning set forth in Section 4.02(c).

“PPA Return” means a rate of return equal to nine percent (9%) per annum, compounded annually, with respect to the Unrecovered PPA Contribution outstanding from time to time during the relevant calculation period.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 4.02(a).

“Proceeding” means any claim, counterclaim or other Claim at law or in equity or by or before any Governmental Authority or other agency.

“Project” means the development, construction and operation of a high solids anaerobic digestion and energy generation facility for the production of biogas and electricity in Charlotte, North Carolina.

“Project Budget” has the meaning set forth in Section 7.08(a).

“Project LLC” has the meaning set forth in the recitals.

“Project LLC Purchase Agreement” has the meaning set forth in the recitals.

“Project Opportunity Offer Notice” has the meaning set forth in Section 9.06(a).

“Project Opportunity Offer Period” has the meaning set forth in Section 9.06(b).

“Project Opportunity Right of First Refusal” has the meaning set forth in Section 9.06(a).

“Pro Rata Amount” means the product of (i) the total number of Membership Units held by a Member exercising its tag-along rights under Section 9.04 and (ii) (A) the number of Membership Units to be Transferred by Investor, divided by (B) the total number of Membership Units held by Investor immediately prior to the proposed Transfer.

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“Related Party” means (i) with respect to a Person that is a natural person, (a) each other member of such natural person’s Family; (b) any Person that is directly or indirectly Controlled by any one or more members of such natural person’s Family; (c) any Person in which such natural person or members of such natural person’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and (d) any Person with respect to which one or more members of such natural person’s Family serves as a director, manager, officer, shareholder, partner, member, executor or trustee (or in a similar capacity); and (ii) with respect to a Person other than a natural person, (a) any Affiliate of a Person that serves as a director, officer, partner, executor or trustee of such specified Person; (b) any Person that serves as a director, manager, officer, shareholder, partner, member, executor or trustee of such specified Person (or in a similar capacity); (c) any Person for which such specified Person serves as a general partner, manager or trustee (or in a similar capacity) or (d) any Person in whom such specified Person has a Material Interest. For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

“Reply Notice” has the meaning set forth in Section 9.03(b).

“Reply Period” has the meaning set forth in Section 9.06(b).

“Return Percentage” means, for any Member holding Series A Units, a rate of return equal to nine percent (9%) per annum, compounded annually, with respect to such holder’s Unrecovered Capital Contributions outstanding from time to time during the relevant calculation period.

“Safe Harbor Valuation Election” has the meaning set forth in Section 8.02(g).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Series A Units” has the meaning set forth in the recitals.

“Series B Units” has the meaning set forth in the recitals.

“Subsidiary” means, for any Person (the “parent”) at any date, any other Person (i) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interest or economic interests are, as of such date, owned, Controlled or held, or (iii) that is, as of such date, otherwise Controlled by the parent or one or more Subsidiaries of the parent.

“Tag-Along Notice” has the meaning set forth in Section 9.04(a).

“Tag-Along Price” has the meaning set forth in Section 9.04(a).

“Tax” means any United States Federal, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including all United States Federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions, or penalties with respect to these Taxes and any interest in respect of any additions or penalties.

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“Tax Distribution” has the meaning set forth in Section 6.05.

“Tax Distribution Rate” has the meaning set forth in Section 6.05.

“Tax Matters Member” shall have the meaning set forth in Section 8.04.

“Tax Proceeding” shall have the meaning set forth in Section 8.03(c).

“Tax Return” shall have the meaning set forth in Section 8.03(a).

“Transfer” means, with respect to any Membership Unit (or other equity interest in any Person), any direct or indirect sale, transfer, assignment, pledge, hypothecation or other disposition of such Membership Unit (or such other equity interest), including any disposition of the economic or other risks of ownership through hedging transactions or derivatives involving such Membership Unit (or such other equity interest).

“Transferee” has the meaning set forth in Section 9.01(a).

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unpaid PPA Return” means, with respect to Investor as of any date, the excess, if any, of (i) the accrued PPA Return from the date on which the PPA Contribution was made through the date of calculation over (ii) the sum of all amounts previously distributed to such Member pursuant to Section 6.03(a).

“Unpaid Return Percentage” means, with respect to any Member holding Series A Units as of any date, the excess, if any, of (i) the accrued Return Percentage with respect to such Series A Units from the Effective Date through the date of calculation over (ii) the sum of all amounts previously distributed to such Member pursuant to Section 6.03(a) or Section 6.04(a).

“Unrecovered Capital Contribution” means, with respect to any Member holding Series A Units as of any date, the excess, if any, of (i) the sum of the Capital Contributions made by such Member with respect to such Series A Units as of such date over (ii) the sum of the total amount of Capital Return Distributions made with respect to such Member’s Series A Units prior to such date.

“Unrecovered PPA Contribution” means, with respect to Investor as of any date, the excess, if any, of (i) the PPA Contribution made by Investor as of such date over (ii) the amount of Capital Return Distributions made to Investor prior to such date.

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SECTION 1.02         Interpretation. In this Agreement, unless the contrary intention appears: (a) a reference to an Article, Section or Exhibit is a reference to an Article or Section of, or Exhibit to, this Agreement, and references to this Agreement include any recital in and Exhibit to, this Agreement; (b) the Exhibits form an integral part of and are hereby incorporated by reference into this Agreement; (c) headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; (d) unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa; (e) any agreement referred to herein shall mean such agreement as amended, supplemented and modified as of the date hereof, or thereafter, to the extent permitted by the applicable provisions thereof and, if applicable, hereof, shall include all annexes, exhibits, schedules and other documents or agreements attached thereto; (f) the words “hereof,” “herein,” “hereinabove,” and words of similar meaning shall refer to this Agreement as a whole and not to any particular Article, Section or paragraph; and (g) the words “include,” “includes” and “including” are not limiting.

ARTICLE II

INTRODUCTORY PROVISIONS

SECTION 2.01         Name; Formation; Continuation; Filings. The name of the Company shall be “Concord Energy Partners, LLC”, and all Company business shall be conducted in such name or such other names that comply with Applicable Law as the Board of Managers may select from time to time.

SECTION 2.02         Offices; Registered Office and Agent.

(a)          The Company’s initial principal office shall be located at c/o of Investor, 767 Fifth Avenue, 17th Floor, New York, New York 10153. The Company may locate its principal office at any other place or places as the Board of Managers may from time to time deem necessary or advisable.

(b)          The name of the registered agent of the Company shall be Corporation Service Company, and the address of the registered office shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

SECTION 2.03         Duration. The Company shall continue in existence until a Certificate of Cancellation is filed with the Secretary of State of the State of Delaware as provided in the Act, unless the Company is earlier dissolved in accordance with the provisions of this Agreement.

SECTION 2.04         Limited Purpose and Authority.

(a)          The purpose of the Company shall be to engage in the Business and other activities related thereto or to engage in any other act or activity that is permitted by Applicable Law that has been duly authorized by the Board of Managers.

(b)          Subject to the terms, conditions and limitations of this Agreement, the Company shall have the power and authority to do all such other acts and things as may be necessary, desirable, expedient, convenient for, or incidental to the furtherance and accomplishment of the foregoing purpose.

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SECTION 2.05         No State Law Partnership; No Concerted Action.

(a)          Notwithstanding the provisions of Article VIII, the Members intend that the Company shall not be a partnership (including a general partnership or a limited partnership) or joint venture and that no Member shall be a partner or joint venturer of any other Member with respect to the business of the Company for any purposes other than United States Federal, state and local Tax purposes, and this Agreement shall not be construed to suggest otherwise.

(b)          Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer or partner of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between any Member and any other Member.

SECTION 2.06         Lack of Authority of Members. Except as expressly set forth herein, the Members shall not have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures, debts, liabilities or obligations on behalf of the Company.

SECTION 2.07         No Personal Liability of Members. Except as provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

ARTICLE III

MEMBERSHIP UNITS; ADDITIONAL MEMBERS

SECTION 3.01         Membership Units.

(a)          Each Member shall have a limited liability company interest in the Company. The limited liability company interests in the Company shall be divided into Series A limited liability company interests represented by Series A Units and Series B limited liability company interests represented by Series B Units. Exhibit A hereto sets forth the type and number of Membership Unit owned by each Member as well as such Member’s Percentage Interest as of the Effective Date. The Membership Units shall not be evidenced by certificates.

(b)          As of the Effective Date and upon the closings of the transactions contemplated by the Project LLC Purchase Agreement and the Development and Indemnification Agreement, as partial consideration under the Development and Indemnification Agreement, the Company hereby issues to Development 250 Series B Units and admits Development as a Member of the Company which issuance and admission is approved by Investor.

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(c)          Except in accordance with Section 4.02, the Board of Managers shall have no right to establish or issue new or additional series of limited liability company interests or units without the written consent of the Members in accordance with Section 7.06 and amendment of this Agreement to provide for such designation or issuance.

(d)          The Membership Units and Percentage Interests of the Members shall be adjusted from time to time to reflect (i) the issuance of additional Membership Units in accordance with Section 4.02, (ii) the Transfer by a Member of its Membership Units in accordance with Article IX, (iii) the admission of a new Member in accordance with Section 3.02 and (iv) such other events as otherwise may give rise to a change in the Members’ ownership of their respective Membership Units under this Agreement. Upon any change in a Member’s Membership Units or Percentage Interest, the Board of Managers shall amend Exhibit A to properly reflect such change, and the Board of Managers shall deliver a copy of Exhibit A, as so amended, to each Member.

SECTION 3.02         Additional Members. After the Effective Date, a Person may be admitted to the Company as a Member subject to the restrictions on Transfers of Membership Units in Article IX and the restrictions on issuances of new limited liability company interests in the Company in Section 4.02, Section 7.05 and Section 7.06.

ARTICLE IV

CAPITAL CONTRIBUTIONS

SECTION 4.01         Capital Contributions. As of the Effective Date, Investor has contributed to the Company the amounts set forth on the ledger of Investor’s Capital Account. Following the Effective Date, Investor shall, from time to time, make additional Capital Contributions to the Company, at such times and in such amounts as may be determined by the Board of Managers, and in accordance with the Project Budget and the terms and conditions of this Agreement, to fund the development and construction of the Project; provided that Investor shall not be obligated to make additional Capital Contributions to the Company in an aggregate amount that exceeds the Budgeted Investment. The timing of the Capital Contributions will be based on the development schedule for the Project and the Board of Managers will determine, and report to Investor, the timing and amount of the Capital Contributions to be made by Investor. Investor shall be provided at least ten (10) Business Days’ notice prior to the due date of a Capital Contribution, which notice shall be delivered at least ten (10) Business Days prior to the relevant milestone date set forth in the Project Budget, unless otherwise determined by the Board of Managers and agreed to by Investor. Company Management will report the development schedule of the Project to the Board of Managers on a monthly basis. In no event shall Development or any holder of Series B Units be required make Capital Contributions to the Company. On or following the Effective Date, Investor shall make a Capital Contribution to the Company (which shall be included in the Budgeted Investment) in such amount as is sufficient for Project LLC to fund and perform its obligations as purchaser, at a closing under that certain Purchase and Sale Agreement with Hillcrest Investors, Inc. dated May 3, 2013, as amended to date, to acquire certain real property located at 600 Johnson Road, Charlotte, North Carolina (on terms and conditions, including the related settlement statement, satisfactory to Investor). Except as otherwise specifically provided in this Agreement, no Capital Contributions by Investor will be in exchange for additional Series A Units.

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SECTION 4.02         Additional Capital Contributions.

(a)          At any time after the Effective Date, and provided that the Board of Managers determines in good faith that equity capital in addition to the Budgeted Investment is needed by the Company and is in the best interests of the Project, the Board of Managers shall, in good faith, determine the amount of additional capital needed, the use therefor, the then enterprise value of the Company (taking into account net worth, prospects, market conditions, comparable public and private companies and comparable transactions), and the number of additional Series A Units to be offered and sold by the Company (“New Units”), and the purchase price per New Unit. The Company shall give written notice (the “Preemptive Rights Offer Notice”) to each Member, stating the amount of additional capital to be raised, the use therefor, the then enterprise value of the Company, the number of New Units offered and the purchase price per New Unit. By written notice to the Company within thirty (30) Business Days after the Preemptive Rights Offer Notice is given (“Acceptance Period”), each Member may elect to purchase, at the price and on the terms specified in the Preemptive Rights Offer Notice, up to that portion of New Units which equals such Member’s Percentage Interest in the Company. At the expiration of the Acceptance Period, the Company shall promptly notify, in writing, each Member that elects to purchase all the New Units available to such Member (“Fully Exercising Member”) of any other Member’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Member may, by giving written notice to the Company, elect to purchase, in addition to the number of New Units specified above, up to all of the New Units not subscribed for by any other Members. The closing of any purchase pursuant to this Section 4.02 shall occur within sixty (60) days of the date the Preemptive Rights Offer Notice is given. The provisions of this Section 4.02(a) may be waived by the vote or written consent of the Members representing a majority of the Series A Units and the Members representing a majority of the Series B Units.

(b)          If the Members do not subscribe for all of the New Units, subject to Section 7.06, the Company may offer and sell additional limited liability company interests in order to raise the additional capital to any Person on such terms and conditions as the Board of Managers may determine.

(c)          In order to permit the Company to fund the payment required by section 4 of the Third Amendment to the Power Purchase Agreement (as defined in the Development and Indemnification Agreement), on or before the date on which such payment by the Company to the Power Purchaser (as defined in the Development and Indemnification Agreement) is due, Investor shall make an additional Capital Contribution to the Company in the amount of $500,000 (such Capital Contribution, the “PPA Contribution”).

SECTION 4.03         Maintenance of Capital Accounts; No Right of Withdrawal; No Interest.

(a)          Separate Capital Accounts shall be maintained for each Member pursuant to Section 8.02.

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(b)          Except as otherwise provided herein, no interest shall be paid to any Member in respect of its Capital Account balance.

(c)          In the event all or any portion of a Membership Unit is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Membership Unit so Transferred.

(d)          An Unrecovered Capital Contribution shall not be a liability of the Company or any Member, and no Member shall be required to contribute or to lend any cash or assets to the Company to enable the Company to return any Member’s Unrecovered Capital Contribution.

SECTION 4.04         Advances by Members. If the Company does not have sufficient cash to pay its obligations, the Board of Managers shall use reasonable efforts to procure funding from an outside lender which is not an Affiliate of any of the Members; provided, that if such financing cannot be obtained on terms satisfactory to the Board of Managers, (a) Investor shall, at the request of the Board of Managers, arrange for up to $14,000,000 in principal amount of debt financing, as and when needed by the Company as determined in good faith by the Board of Managers, provided, however, such financing shall not take the form of a loan directly from Investor; and (b) any Member may, at the request of the Board of Managers, advance additional funds in excess of the funds described in Section 4.04(a) above as and when needed. An advance described in this Section 4.04(b) shall constitute a loan from the participating Member(s) to the Company, shall bear interest at a market interest rate from the date of the advance until the date of payment, and shall otherwise be on market terms for similar loans to similar businesses from institutional lenders, and shall not be a Capital Contribution.

ARTICLE V

BOOKS AND RECORDS

SECTION 5.01         Books and Records. The Board of Managers shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at such place designated by the Board of Managers showing the names, addresses and respective Membership Units and Percentage Interests of the relevant Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s respective business and affairs.

SECTION 5.02         Fiscal Year; Accounting Method. The fiscal year of the Company for financial reporting purposes shall be the Fiscal Year. The taxable year of the Company shall also be the Fiscal Year unless the Company is required by Section 706 of the Code to use a different taxable year. The Company shall report its income for Tax purposes on the accrual method of accounting, shall report all activities of the Company as trade or business activities and shall treat its investments in power generation facility companies (or in their assets in the case such companies are treated as disregarded entities for United States Federal income Tax purposes) as capital assets within the meaning of Section 1221(a) of the Code, or as “property used in the trade or business” within the meaning of Section 1231(b) of the Code, as applicable, and in each case, unless and until the Company obtains an opinion of counsel knowledgeable in United States Federal income Tax matters stating that other treatment should be considered to be more appropriate.

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SECTION 5.03         Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Company. The funds of the Company shall not be commingled with the funds of any Member. Checks will be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by one or more authorized Officers of the Company.

SECTION 5.04         Company Information.

(a)          The Company agrees to deliver to each Member:

(i)          within forty-five (45) days after the end of the fiscal quarters of each Fiscal Year, unaudited quarterly consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with the Management Accounting Policies;

(ii)         within seventy-five (75) days after the end of each Fiscal Year, (A) audited annual financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP and (B) unaudited annual financial statements of the Company and its consolidated Subsidiaries prepared in accordance with the Management Accounting Policies and including a calculation of EBITDA and the cumulative EBITDA since the Effective Date (the financial statements referred to in this clause (ii), the “Annual Accounts”);

(iii)        within ten (10) days after the end of each calendar month during the period the Project remains under development or construction, management reports for that month and for the year to date compared against the Project Budget and, if applicable, against the same period for the prior calendar month and year; and

(iv)        with reasonable promptness, such other data and information as from time to time may be reasonably requested by such Member;

provided that all Members (other than Investor) shall execute, prior to disclosing any Confidential Information of the Company to such Member’s equity holders, a non-disclosure agreement with such equity holders, in form and substance reasonably satisfactory to the Company and Investor that provides for the protection of Confidential Information that is at least as protective as the requirements set forth in Section 12.08 hereto.

(b)          The Company shall afford, and shall cause its Subsidiaries and its and their respective officers, directors, managers, employees, auditors, counsel and agents to afford, Investor and all other Members reasonable access during regular business hours to the Company’s and its Subsidiaries’ respective officers, directors, managers, employees, auditors, counsel and agents and to all of the Company’s respective properties, books and records, and shall furnish (including the right to copy) all Members (and their respective employees and agents) with all financial, operating and other data and information as each may reasonably request.

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(c)          Company Management shall direct the preparation of the Annual Accounts and shall use its reasonable best efforts to deliver the Annual Accounts to the Board of Managers within sixty (60) days after the end of each Fiscal Year.

ARTICLE VI

FEES; DISTRIBUTIONS

SECTION 6.01         Fees Payable to Development. The Company shall make the following payments to Development:

(a)          Development Fee. The Company shall pay to Development the Development Fee in two installments on the dates set forth in the definition of the Development Fee hereunder.

SECTION 6.02         Distributions Generally. Subject to the Act and this Agreement, and the provisions of any other agreement to which the Company may be bound, the Board of Managers shall be entitled to determine the amounts and timing of payment of any distributions to Members, provided that, other than Tax Distributions, the Company shall make distributions in respect of any Fiscal Year only after the approval of the Annual Accounts for such year by the Board of Managers. All distributions will be made from, and will be limited to, Net Available Cash.

SECTION 6.03         Priority of Distributions Other than from Proceeds of a Liquidation Event.

Subject to Section 6.04 (which shall apply instead of this Section 6.03 with respect to proceeds of a Liquidation Event), the Company shall make distributions in cash to the Members in the following order of priority:

(a)          first, 100% to Investor until the Unpaid PPA Return is reduced to zero;

(b)          second, 100% to Investor until the Unrecovered PPA Contribution is reduced to zero;

(c)          third, the amount of any Feedstock Tipping Fee Excess Profits shall be distributed 20% to Investor and 80% to Development;

(d)          fourth, the amount of any Excess Thermal Energy Profits shall be distributed 50% to Investor and 50% to Development; and

(e)          fifth, all other distributions shall be made to the Members in proportion to their respective Percentage Interests.

SECTION 6.04         Priority of Distributions upon a Liquidation Event. Subject to Section 11.02, proceeds received by the Company in connection with any Liquidation Event shall be distributed to the Members in the following order of priority:

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(a)          first, 100% to the Members holding Series A Units, in proportion to their respective Unpaid Return Percentages, until their Unpaid Return Percentages are reduced to zero;

(b)          second, 100% to the Members holding Series A Units, in proportion to their respective Unrecovered Capital Contributions, until their Unrecovered Capital Contributions are reduced to zero; and

(c)          third, to the Members in proportion to their respective Percentage Interests.

SECTION 6.05         Tax Distributions. In the event that the cumulative amount of distributions made to the Members pursuant to Section 6.03 hereof for any Fiscal Year of the Company is less than the cumulative amount of distributions that would have been made pursuant to this Section 6.05 at any time during such Fiscal Year, then the Board of Managers shall, to the extent of Available Net Cash, make a distribution (a “Tax Distribution”) to the Members entitled thereto not later than the date specified below, in an amount sufficient to cause the cumulative amount of distributions made to the Members pursuant to Section 6.03 and this Section 6.05 with respect to such Fiscal Year to equal the following amounts as of the end of the calendar month preceding each of the following specified dates: (1) prior to the tenth day of April in an amount equal to 1/4 of the Members’ Estimated Tax Liability as of March 31; (2) prior to the tenth day of June in an amount equal to 1/2 of the Members’ Estimated Tax Liability as of May 31; (3) prior to the tenth day of September in an amount equal to 3/4 of the Members’ Estimated Tax Liability as of August 31; and (4) prior to the tenth day of January of the following Fiscal Year of the Company in an amount equal to the Members’ Estimated Tax Liability as of December 31 of the immediately preceding Fiscal Year of the Company. For purposes of this Section 6.05, the “Members’ Estimated Tax Liability” means the product of (i) the taxable income of the Company, determined without regard to any income, gain, loss or deduction attributable any “built-in gain” within the meaning of (and the elimination of any book-tax disparity related thereto pursuant to) Section 704(c) of the Code, for the then current Fiscal Year of the Company (except that the January distribution shall be for the prior Fiscal Year), as projected from time to time in good faith by the Board of Managers, multiplied by (ii) the Tax Distribution Rate, which amount shall be distributed among the Members pro rata in proportion to their respective estimated approximate allocable shares of such taxable income for such Fiscal Year, as so projected; provided, however, that the Tax Distribution payable to the Members for a Fiscal Year of the Company (or portion thereof) shall be reduced to reflect net losses and deductions (i.e., the excess of losses and deductions over income and gains) and credits allocated by the Company to the Members generally for United States Federal income Tax purposes in any and all earlier periods (except to the extent previously applied to reduce a Tax Distribution or to the extent the carryforward period for such losses or credits has expired). For purposes of this Section 6.05, the “Tax Distribution Rate” shall initially mean such percentage as may be approved by the Board of Managers from time to time as the approximate highest current marginal combined United States Federal and state income Tax rate applicable to an individual resident in the State of New York, taking into account the character of the income (such as ordinary income or capital gains) as reasonably determined by the Board of Managers (determined after giving effect to the deduction (if allowable) of state income Taxes for United States Federal income Tax purposes). All amounts distributed to Members pursuant to this Section 6.05 shall be advances of amounts otherwise distributable to Members under the provisions of Sections 6.03 and 6.04 hereof. Notwithstanding the foregoing, no Tax Distributions shall be made in connection with a Liquidation Event or with respect to any proceeds realized by the Company upon any transaction (other than in the ordinary course of business of the Company) at the time of or in connection with such Liquidation Event.

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SECTION 6.06         Limitation on Distributions. Notwithstanding any provisions herein to the contrary, the Company shall not make a distribution to any Member if such distribution would violate the Act.

SECTION 6.07         Withheld Taxes. Any amount that the Company is required to withhold and deposit with any Governmental Authority with respect to any United States Federal, state or local Tax liability of a Member shall be treated as an amount distributed to such Member and shall reduce, dollar for dollar, any distribution that would otherwise be made to such Member pursuant to Section 6.03 or Section 6.04 for that or any subsequent period. Any amounts withheld with respect to any payment or allocation by the Company to the Members prior to the date that such Member would otherwise have received the distribution of such amounts, shall be treated as a loan by the Company to such Member, which loan shall be subject to interest at a rate equal to LIBOR plus two percent (2%).

ARTICLE VII

MANAGEMENT

SECTION 7.01         General.

(a)          Except as expressly required by this Agreement and by non-waivable provisions of Applicable Law where approval by a Member is mandated, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of managers (the “Board of Managers”) and (ii) the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement. Unless otherwise specified herein, any decision or action by the Board of Managers shall be determined by the affirmative vote of a majority in number of the Managers. The Managers shall be the managers of the Company within the meaning of Section 18-101(10) of the Act. The Board of Managers must act as a board, and no individual Manager, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board of Managers in accordance with this Agreement.

(b)          For situations where this Agreement or non-waivable provisions of Applicable Law require approval of the Members, the Members shall vote as a single class. Unless otherwise specified herein, any decision or action by the Members shall be determined by the vote of Members holding a majority of the Membership Units. With respect to all other situations, the Members shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company.

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SECTION 7.02          The Board of Managers.

(a)          The Board of Managers shall be composed of three (3) Managers. As long as Investor and its Affiliates own, in the aggregate, a number of Membership Units not less than 50% of the Membership Units of the Company, adjusting for unit splits, unit dividends or distributions or other similar cashless transactions affecting the number of Membership Units outstanding (the “Ownership Threshold”), Investor shall have the right to appoint a majority of the Managers on the Board of Managers (the “Investor Managers”). As long as Development and its Affiliates own, in the aggregate, not less than 50% of the Membership Units Beneficially Owned by Development as of the Effective Date (adjusting for unit splits, unit dividends or distributions or other similar cashless transactions affecting the number of Membership Units outstanding), Development shall have the right to appoint one (1) Manager (the “Development Manager”). Upon Investor and its Affiliates in the aggregate ceasing to hold Membership Units greater than or equal to the Ownership Threshold, Investor shall immediately cause the Investor Managers to resign from the Board of Managers, and the number of Managers on the Board of Managers will be allocated between the Members in proportion to the number of Membership Units held by each Member; provided, that such event shall not otherwise affect the rights of Development to appoint a Manager as provided in this Section 7.02(a). Each of the Members will then have the right to appoint the number of Managers allocated to it. Upon Development and its Affiliates ceasing to own, in the aggregate, at least 50% of the Membership Units Beneficially Owned by Development as of the Effective Date, Development shall immediately cause the Development Manager to resign from the Board of Managers, and the number of Managers on the Board of Managers will be allocated between the Members in proportion to the number of Membership Units held by each Member; provided, that such event shall not otherwise affect the rights of Investor to appoint two Managers as provided in this Section 7.02(a). Each of the Members will then have the right to appoint the number of Managers allocated to it. The names of the initial Managers are as follows:

Type of Nominee	Name
Investor Manager	Wyatt Wachtel
Investor Manager	David March
Development Manager	Shlomi Palas

(b)          Investor shall have the right, so long as it has the right to appoint one or more Managers pursuant to Section 7.02(a), to appoint an alternate Manager (the “Investor Alternate”) to attend meetings in lieu of any Manager designated by it, which such Investor Alternate may be another Investor Manager. Each such alternate shall be considered an Investor Manager for purposes of this Article VII, but only in substitution for such designated Investor Manager.

(c)          If Investor Transfers to another Person Membership Units in accordance with this Agreement, Investor shall be entitled, in its sole discretion, to Transfer, in whole or in part, its rights under this Article VII (including, without limitation, the right to appoint Managers and alternate Managers and the right to approve certain matters pursuant to Section 7.05), to such Transferee (the “Governance Rights Successor”). The Governance Rights Successor shall be the sole person entitled to exercise Investor’s rights under this Article VII and shall otherwise succeed to the rights of Investor under this Article VII to further Transfer such rights. No new Member shall have any right to appoint a Manager except as specifically set forth herein.

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(i)          Investor shall have the exclusive right to remove, with or without cause, any Investor Manager (and any Manager otherwise allocated to it under Section 7.02(a)) or Investor Alternate and to fill any vacancy created by the death, disability, removal or resignation of any Investor Manager or Investor Alternate (or any such Manager otherwise allocated to it under Section 7.02(a)).

(ii)         Development shall have the exclusive right to remove, with or without cause, the Development Manager (and any Manager otherwise allocated to it under Section 7.02(a)) and to fill any vacancy created by the death, disability, removal or resignation of the Development Manager (or any such Manager otherwise allocated to it under Section 7.02(a)).

(d)          The Board of Managers shall meet on a regular basis and, in any event, not less than four (4) times per year at times to be determined by the Board of Managers for the purpose of transacting any business. In addition, any Manager may call a special meeting of the Board of Managers for any matter that the Manager determines in good faith is appropriate for consideration thereat. Meetings of the Board of Managers may be held at the principal office of the Company or at such reasonable time and place as shall be designated in the notice of such meeting. Each Manager shall be given at least two (2) weeks’ notice of any regular meeting of the Board of Managers and at least three (3) Business Days’ notice of any special meeting of the Board of Managers; provided that each notice of a meeting of the Board of Managers to an Investor Manager shall be delivered by electronic mail to such Investor Manager to the e-mail address specified by such Investor Manager to the Company from time to time and, provided further that (i) attendance at such meeting shall be deemed a waiver of such notice (unless a specific objection regarding inadequate notice is raised) and (ii) notice to any Manager may be waived in writing by such Manager at any time. Each of the Managers shall make reasonable concessions and accommodations to reschedule or postpone meetings of the Board of Managers such that all Managers may attend either in person or by telephone or similar communication equipment.

(e)          Subject to the delivery of proper notification of a meeting (or waiver of such notice), attendance by a majority of the Managers in office at any time shall constitute a quorum for purposes of holding such meeting; provided, however, that approval of any action shall be in accordance with Section 7.01(a). Any Manager may be present at any meeting in person or by means of telephone or similar communication equipment by means of which each person participating in the meeting can hear and speak to each other.

(f)          Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if a majority of the Managers consent to such action in writing; provided, that each other Manager shall receive prompt notice of such consent.

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(g)          A Manager may participate in any meeting telephonically or by any other means by which he or she can be heard and can hear the other Managers. For the purposes of establishing a quorum and taking any action at the meeting, the Managers participating pursuant to this Section 7.02(g) shall be deemed present in person at the meeting, and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

(h)          From time to time, the Board of Managers may establish one or more committees with such composition, responsibilities and powers as the Board of Managers may determine. Committees shall meet at such times as they or the Board of Managers direct. At least one (1) Manager appointed by Investor and at least one (1) Manager appointed by Development shall have the right (but not the obligation) to be on such committees. The decisions of any committee shall be subject to the ultimate approval of the Board of Managers.

(i)          No Manager shall be compensated by the Company for services rendered in his or her capacity as a Manager (including as a member of any committee of the Board of Managers); provided, however, that the Company shall pay or reimburse reasonable expenses incurred by the Managers invited by the Board of Managers for attending any meeting of the Board of Managers and committees thereof or traveling to the Company’s offices and facilities for oversight purposes and for any fees or expenses incurred by the Managers or the Members on behalf of the Company in connection with the management of the Company.

(j)          Each Manager shall hold office until his or her successor shall have been appointed and qualified or until his or her earlier resignation, removal, death or disability.

SECTION 7.03         Officers.

(a)          The Board of Managers may, from time to time, designate one or more Persons (which may include a management or services company) to manage the day-to-day business operations and affairs of the Company and its Subsidiaries and to supervise the Other Officers of the Company and its Subsidiaries, subject to the direction, supervision and control of the Board of Managers (such Person or Persons, “Company Management”). Company Management shall have such other powers and perform such other duties as usually pertain to executive officers and as from time to time may be assigned to them by the Board of Managers. Company Management may, from time to time, delegate its powers and authority to such officers, employees and other agents of the Company and its Subsidiaries as it shall deem appropriate.

(b)          The Board of Managers may, from time to time, designate one or more persons to be officers of the Company and its Subsidiaries other than Company Management (the “Other Officers” and, together with Company Management, the “Officers”). The Other Officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them.

(c)          The services of Company Management and any Officer shall be at the expense of the Company.

(d)          Each Officer shall serve until the earlier of his or her death, disability, resignation, removal or termination by the Board of Managers. Any vacancy occurring in the office of any Officer may be filled by the Board of Managers.

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(e)          Company Management and the Other Officers shall, solely in his or her respective capacity as an officer of the Company, owe the Company the same fiduciary and other duties and obligations as an officer holding an equivalent position in a Delaware corporation owes to such corporation.

SECTION 7.04         Indemnification of Managers and Officers.

(a)          The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or on behalf of the Company by reason of the fact that such person is or was a Member, Manager or an Officer of the Company (each, an “Indemnitee”), against reasonable and documented expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, however, no Indemnitee shall be entitled to indemnification under this Section 7.04(a) if his, her or its actions were in bad faith, were not done with the reasonable belief that such actions were in the best interests of the Company or were a criminal act.

(b)          The Company shall pay or reimburse reasonable and documented expenses (including reasonable attorneys’ fees) incurred by an Indemnitee in defending a civil, criminal, administrative or investigative action, suit or proceeding brought by a party (other than a direct action by the Company) against the Indemnitee in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company as authorized in this Section 7.04.

(c)          Notwithstanding any other provision of this Section 7.04, the Company shall pay or reimburse reasonable and documented expenses (including reasonable attorneys’ fees) incurred by an Indemnitee in connection with such Indemnitee’s appearance as a witness or other participant on behalf of the Company in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(d)          The right of indemnification and reimbursement provided in this Section 7.04 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

(e)          The rights to indemnification and reimbursement provided for in this Section 7.04 may be satisfied only out of the assets of the Company, and none of the Members shall be personally liable for any claim for indemnification or reimbursement under this Section 7.04.

SECTION 7.05         Matters Requiring Approval of the Board of Managers. In addition to any other approval specifically required hereunder, the prior approval of the Board of Managers shall be required before the Company or any of its Subsidiaries may take, or commit to take, any of the following actions following the Effective Date:

(a)          the issuance of any limited liability company interests;

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(b)          the admission of any additional or substitute Member;

(c)          the adoption of any Project Budget (other than the initial Project Budget attached hereto) and any amendment or modification thereto and approval of the Annual Accounts;

(d)          the entrance into any (a) power purchase agreement, (b) agreement for the purchase or sale of the Project, or (c) material agreement outside of the normal course of business;

(e)          any capital expenditure deviating materially from the projection for such expenditure set forth in the Project Budget (approved in accordance with Section 7.08);

(f)          any merger, consolidation, reorganization, recapitalization or similar business combination involving the Company or any Subsidiary or the creation of any Subsidiary;

(g)          the payment of any distribution, other than Tax Distributions pursuant to Section 6.05;

(h)          the determination of significant regulatory issues or litigation, including, without limitation, any decision to initiate, forego or settle any material litigation or arbitration, or the entering into discussions, or negotiations, with any Governmental Authority in connection with any investigation, proceedings or threatened investigation or proceedings, or any material inquiry;

(i)          any bankruptcy, suspension of payments, assignment to creditors or any similar event or action of the Company or any of its Subsidiaries;

(j)          any liquidation, dissolution or winding up of the Company, or the sale of any of its Subsidiaries, or the sale of substantially all of the assets of the Company or any Subsidiary;

(k)          the appointment and/or removal of independent auditors or any material change in accounting policies and principles or internal control procedures;

(l)          the retention of any investment bank or similar financial advisor on behalf of the Company or any Subsidiaries;

(m)          the incurrence, assumption or guarantee of any debt, or the incurrence of any liens in respect of any debt of the Company;

(n)          any Related Party transaction; provided that any action or decision relating to a contract or other arrangement between Development or one of its Affiliates and the Company or any of its Subsidiaries will be made on behalf of the Company solely by Investor, including, but not limited to, whether to enter into such contract or other arrangement or to exercise rights under such contract or other arrangement;

(o)          the creation of an equity incentive, profit sharing or bonus pool compensation plan and any distributions thereunder;

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(p)          the hiring or engagement of any new employee with compensation above $50,000 or consultant and the entering into of any employment agreement with a term exceeding one (1) year;

(q)          any action with respect to Tax matters (other than those assigned to the Tax Matters Member hereunder) as may from time to time be required or advisable under the Treasury Regulations or other provisions of Applicable Law, including without limitation the making and filing of any Tax returns or elections for United States Federal, state, local and foreign Tax purposes;

(r)          any material change in the nature of the Business;

(s)          any transaction or agreement between the Company’s Officers, Managers or Members (excluding Investor) or any Related Party of the foregoing, on one hand, and the Company or any of its Affiliates (excluding the Company’s Officers and Managers and the Members), on the other hand;

(t)          any action that would, or could reasonably be expected to, have material adverse Tax consequences for any Member or any Affiliate of any Member or material adverse regulatory consequences for any Member or any Affiliate of any member;

(u)          any action that would, or could reasonably be expected to, have an adverse effect on the reputation of Investor or its Affiliates; and

(v)         any action reasonably related to, or any agreement to or commitment to, or causing any Subsidiary to agree or commit to, do any of the actions set forth in clauses (a) through (u) above.

SECTION 7.06         Matters Requiring the Approval of the Members. The prior approval of the Members holding a majority of the then outstanding Series A Units and the Members holding a majority of the then outstanding Series B Units shall be required before the Company or any of its Subsidiaries may take or commit to take any of the following actions:

(a)          except as otherwise specifically authorized in this Agreement, any transaction between the Company or any Subsidiary, on the one hand, and Investor and any Affiliate of Investor or Entropy or any Affiliate of Entropy, on the other hand, on terms which are less favorable to the Company or its Subsidiary than terms generally available to similarly situated businesses for similar transactions in similar markets;

(b)          any issuance of any Membership Units at a price less than Fair Market Value; and

(c)          any deviation from the Project Budget if such deviation is the direct result of a transaction which is on terms which are less favorable to the Company or its Subsidiary than terms generally available to similarly situated businesses for similar transactions in similar markets.

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SECTION 7.07         Managers and Officers Insurance. The Company shall maintain directors’ and officers’ liability insurance on terms that are customary for the nature, scope and size of the Company’s and its Subsidiaries’ businesses.

SECTION 7.08         Signing Authority.

(a)          The Company shall adhere to the York Renewable Energy Partners and Affiliates Policy for Signature Authority (as may be amended from time to time) (the “Signature Policy”).

(b)          The York Signatories and the Entropy Principals (each as defined in the Signature Policy) are authorized and directed, in the name of and on behalf of the Company, but solely to the extent permitted by the terms of the Signature Policy, to execute and deliver any and all agreements, instruments, contracts, certificates and any other documents that create a binding obligation upon the Company, provided such obligation is permitted by, or has been properly approved in accordance with, this Agreement.

(c)          The York Signatories and Entropy Principals are authorized and directed, in the name of and on behalf of each of the Company’s direct and indirect subsidiaries (each, a “Project SPV”), but solely to the extent permitted by the terms of the Signature Policy, to execute and deliver any and all agreements, instruments, contracts, certificates and any other documents that create a binding obligation upon a Project SPV, provided such obligation is permitted by, or has been properly approved in accordance with, the terms of the Project SPV’s Limited Liability Company Agreement.

SECTION 7.09         Project Budgets.

(a)          Company Management shall deliver to the Board of Managers a budget for the Project, which shall include capital expenditures, cash flow, projected EBITDA and other financial projections (setting forth in detail the assumptions therefor) for the Project for the period from initial development through completion and/or sale by the Company (“Project Budget”). The initial Project Budget is attached hereto as Exhibit C. Any subsequent Project Budget shall be delivered to the Board of Managers at least thirty (30) days prior to the end of the then-current Fiscal Year.

(b)          After receipt of any Project Budget (except for the initial Project Budget), the Board of Managers shall have ten (10) days to review it. The Board of Managers shall deliver notice to Company Management on or prior to the tenth (10th) day after receipt of any Project Budget specifying in reasonable detail all disputed items and the basis therefor and the amount of any proposed adjustments. No later than five (5) days after receiving the proposed adjustments to any Project Budget from the Board of Managers, Company Management shall propose a revised Project Budget to the Board of Managers, which shall take into account the proposed adjustments received from the Board of Managers. Any revised Project Budget shall be subject to the approval of the Board of Managers, and, if applicable, in accordance with Section 7.06. If after the receipt of any revised Project Budget, the Board of Managers has additional disputed amounts and proposed adjustments to such Project Budget, the Board of Managers and Company Management shall work in good faith to resolve any such disputed amounts and proposed adjustments.

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ARTICLE VIII

TAX MATTERS

SECTION 8.01         Partnership for Tax Purposes. The Company will be classified as a partnership for U.S. Federal income Tax and applicable state and local income Tax purposes, effective from the Effective Date, and neither the Company nor any Member shall take any action or position that is inconsistent with such classification. The Subsidiaries wholly owned by the Company will be treated as disregarded entities for U.S. Federal income Tax and applicable state and local income Tax purposes.

SECTION 8.02         Capital Accounts, Allocations and Other Tax Accounting Matters.

(a)          Capital Accounts. The Company shall maintain, for U.S. Federal, state and local income Tax purposes, capital accounts (each, a “Capital Account”) for the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), including, without limitation, the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2(f) and the “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(b)          Allocations of Items of Income, Gain, Deduction and Loss. All items of income, gain, deduction and loss of the Company as determined for United States Federal income Tax purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that such allocations satisfy the economic effect equivalence test of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). In accordance therewith, all items that can have economic effect shall be allocated in such a manner that the balance of each Member’s Capital Account at the end of any taxable year of the Company (increased by the sum of (i) such Member’s “share of partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(g)(1) plus (ii) such Member’s “share of partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) would be positive in the amount of cash that such Member would receive if the Company sold all of its assets for an amount of cash equal to the book value (as determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g)) of such assets (reduced, but not below zero, by the amount of nonrecourse debt to which property is subject) and all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation of the Company immediately following the end of such taxable year pursuant to Article VI hereof. All items of income, gain, deduction and loss that cannot have economic effect (including nonrecourse deductions) shall be allocated in accordance with each Member’s interest in the Company (i.e., the “partner’s interest in the partnership” within the meaning of Section 704(b) of the Code and the Treasury Regulations thereunder) which, unless otherwise required by Section 704(b) of the Code and the Treasury Regulations thereunder, shall be in proportion to the Members’ respective Percentage Interests.

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(c)          Relationship between Book and Tax Allocations. Items of income, gain, deduction and loss for purposes of determining the Members’ Capital Accounts (that is, for “book purposes”) shall be determined using the same methods of accounting used by the Company in determining such items for United States Federal income Tax purposes. All items of income, gain, deduction, loss or credit for Tax purposes shall be determined in accordance with the Code and, except to the extent otherwise required by the Code, shall be allocated to and among the Members in the same percentages in which the Members share in corresponding book items allocated to their Capital Accounts.

(d)          Certain Allocations with Respect to Contributed Property. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of depreciation, amortization, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States Federal income Tax purposes and its initial book value, such allocation to be made by the Board of Managers in accordance with any permissible method under applicable Treasury Regulations.

(e)          Tax Elections. Any elections or other decisions relating to allocations of income, gain, deduction, loss or credit hereunder or any other Tax elections (including elections under Section 754 of the Code) that must be made at the Company level (as opposed to by the Members) shall be made (or not made) by the Board of Managers in its sole discretion.

(f)          Membership Units Held During Portion of Taxable Year. For purposes of determining the income, gain, loss, deduction or credit, or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis as determined by the Board of Managers using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(g)          Safe Harbor Valuation Election. Notwithstanding any provision of this Agreement to the contrary, the Board of Managers, without the consent of any Member, is hereby authorized to elect, on behalf of the Company and each of the Members, to make the “safe harbor election” (the “Safe Harbor Valuation Election”) described in IRS Notice 2005-43 (the “IRS Notice”) pursuant to which each “safe harbor partnership interest” (as defined in the IRS Notice) that is issued by the Company to a service provider (including, without limitation, any Person that is an indirect member of the Company) while the election is in effect, in connection with services provided to the Company or any Affiliate of the Company, will be treated as having a value equal to the “liquidation value” of such interest as determined in the manner described in the IRS Notice. The Board of Managers is directed to make the Safe Harbor Valuation Election after the revenue procedure proposed in the Notice is issued in final form, and may, in its discretion, make such an election or a similar election if such revenue procedure (or guidance of a similar nature) is ultimately issued by the IRS in modified form. The Safe Harbor Valuation Election will be binding on the Company and each Member (including any Person to whom any Membership Unit is Transferred in connection with the performance of services) with respect to each issuance of such a “safe harbor partnership interest” while such election is in effect. The Company and each Member (including any service provider receiving any Membership Unit in connection with the performance of services) agree to comply with any reasonable request of the Board of Managers that, in the Board of Managers’ good faith judgment, is necessary to comply with the requirements of the Safe Harbor Valuation Election described in the proposed revenue procedure, as incorporated in the anticipated revenue procedure or other guidance issued in final form, with respect to all Membership Units that are issued in connection with the performance of services while such election remains in effect. Such Safe Harbor Valuation Election will remain in effect until terminated in accordance with the rules set forth in the anticipated IRS guidance described in the IRS Notice as ultimately issued. The Board of Managers is further authorized, in its discretion and without the consent of any Member, to revoke a Safe Harbor Valuation Election previously made on behalf of the Company and each of its Members; provided that such revocation may be made only with the written consent of each Member providing services to the Company with respect to whom such revocation would result in an inclusion in such Member’s income in connection with the issuance of an Company Interest to such Member, or in other adverse Tax consequences to such Member.

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SECTION 8.03         Tax Returns and Information.

(a)          The Board of Managers shall cause to be prepared by an independent nationally recognized accounting firm approved by Investor at the expense of the Company and shall timely file or cause to be filed all required and necessary Tax or information returns and all other filings for the Company (“Tax Returns”), prepared in accordance with Applicable Law.

(b)          The Board of Managers shall cause, at the expense of the Company, to be provided to each Member, no later than sixty (60) days after the end of the Company’s taxable year, a good faith estimate of the amounts to be shown on the Tax Return of the Company (and any direct or indirect Subsidiary of the Company to the extent such information is reasonably required by such Member (or by a holder of a direct or indirect interest therein) in order to properly comply with its Tax filing requirements) and shall cause to be provided to each Member all other information as may be reasonably requested by such Member in order to enable such Member (or the holder of a direct or indirect interest therein) to comply with its Tax obligations, including, without limitation, copies of notices from Tax authorities and other Tax-related information received by the Company.

(c)          The Board of Managers shall promptly notify each of the Members of any pending or threatened audit, examination, contest, litigation or other proceedings by or against any Tax authority (a “Tax Proceeding”) in respect of the Company or any of its Subsidiaries and shall provide each of the Members with timely and reasonably detailed accounts of developments in each such Tax Proceeding. At their election and at their own cost and expense, each of the Members shall be entitled to participate in such Tax Proceeding.

SECTION 8.04         Tax Matters Partner and Elections. All of the Members hereby specifically agree and consent that Investor may, on behalf of the Company, at any time, and without further notice to or consent from any Member, subject to the provisions of this Article VIII, act as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”) for U.S. Federal income, state or local Tax purposes and exercise any authority permitted to a tax matters partner under such Code section and the accompanying Treasury Regulations, and take whatever steps Investor, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms and documents with the IRS.

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SECTION 8.05         Consistent Tax Treatment. The Members are aware of the income Tax consequences of the allocations made by this Agreement and the provisions of the Code and Treasury Regulations that are incorporated herein by reference thereto and hereby agree to be bound by and utilize those allocations as reflected on the information returns of the Company in reporting their shares of Company income, gain, deduction, loss and credits for United States Federal and applicable state and local income Tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company.

ARTICLE IX

TRANSFER OF MEMBERSHIP UNITS; WITHDRAWALS

SECTION 9.01         Restrictions Applicable to All Transfers by the Members.

(a)          Each Member agrees with each other Member and the Company that such Member shall not Transfer to any Person (a “Transferee”) all or any portion of its Membership Units except as hereinafter expressly permitted in this Article IX (each such permitted Transfer, a “Permitted Transfer”). Any purported Transfer of Membership Units other than a Permitted Transfer shall be null and void.

(b)          No Member shall Transfer any of its Membership Units at any time if such action would:

(i)          constitute a violation of any Applicable Laws of any jurisdiction or a breach of the conditions to any exemption from registration of securities under any Applicable Laws;

(ii)         affect the Company’s existence or qualification as a limited liability company under the Act or any other Applicable Law that is or might be applicable to the Company;

(iii)        jeopardize the classification of the Company as a partnership for United States Federal income Tax purposes; provided that this Section 9.01(b)(iii) shall not apply to the purchase of all of the other Members’ Membership Units by Investor or the Company pursuant to Section 9.03 or the purchase of all of Investor’s and Investor’s Affiliates’ Membership Units by Development pursuant to Section 9.06;

(iv)        cause the Project to become wholly or partly a “tax-exempt use property” within the meaning of Section 168(h) of the Code or increase the share of the Project that is already tax-exempt use property;

(v)         cause the Company to terminate as a partnership under Section 708(b) of the Code unless the non-transferring Members have been indemnified for any adverse Tax effects;

(vi)        subject the Company or any of its Subsidiaries to utility regulation to which it is not already subject; or

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(vii)       violate any change in control or anti-assignment restrictions in any loan agreements, power purchase agreements or other contracts or agreements that are material to the Business.

(c)          Each Transferee of Membership Units shall execute and deliver a counterpart of this Agreement. Each such Transferee of Membership Units shall thereafter be deemed to be a Member hereunder and shall have the benefit of, and be subject to, all of the rights, obligations and limitations with respect to such Transferred Membership Units (including the restrictions on Transfers set forth in this Article IX) to the same extent as the Transferring Member under this Agreement; provided, that in the event of a Transfer by a Member to an Affiliate, such Member shall not be relieved of its obligations hereunder.

(d)          Any Transfer of Membership Units hereunder shall not release the Transferring Member from any liability or obligation it may have hereunder with respect to liabilities and obligations incurred prior to the date of such Transfer or with respect to Membership Units that it continues to own after the date of such Transfer.

(e)          The Company hereby irrevocably elects that each interest in the Company shall constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York.

(f)          Each Transferee of Membership Units by executing and delivering a counterpart of this Agreement in accordance with Section 9.01(c) shall be deemed to have made the following representations and warranties as a Member as of the date of such execution and delivery.

(i)          EACH MEMBER HEREBY REPRESENTS AND WARRANTS TO THE COMPANY THAT: (i) THE MEMBERSHIP UNIT OF THE MEMBER IS BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY FOR ITS OWN ACCOUNT AND NOT WITH A VIEW TO OR IN CONNECTION WITH ANY DISTRIBUTION, OFFER, RESALE, OR OTHER DISPOSITION NOT IN COMPLIANCE WITH THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS; (ii) THE MEMBER IS AWARE THAT IT MUST BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE COMPANY FOR AN INDEFINITE PERIOD OF TIME BECAUSE MEMBERSHIP UNITS IN THE COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND, THEREFORE, CANNOT BE SOLD UNLESS THE MEMBERSHIP UNITS ARE SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS; AND (iii) THE MEMBER IS AWARE THAT THIS AGREEMENT PROVIDES SUBSTANTIAL RESTRICTIONS ON THE ABILITY OF A MEMBER TO SELL, TRANSFER, ASSIGN, MORTGAGE, HYPOTHECATE OR OTHERWISE ENCUMBER ITS MEMBERSHIP UNITS.

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(ii)         Each Member hereby further represents and warrants to the Company and each other Member that (i) if such Member is a corporation, it is duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (ii) if such Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (iii) if such Member is an individual, such Member is of legal age to execute this Agreement and is legally competent to do so, (iv) if such Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein); (v) such Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the shareholders, members, partners, beneficiaries, directors, managers, trustees, officers or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (vi) such Member has duly executed and delivered this Agreement, (vii) this Agreement constitutes a valid and binding agreement, enforceable against such Member in accordance with its terms; and (viii) such Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound. Each Member has made all filings with, given any notification to, and obtained any authorization from any Governmental Authority that may be necessary to execute and deliver this Agreement and perform its obligations under this Agreement.

SECTION 9.02         Permitted Transfers.

(a)          Subject to the provisions of this Article IX, no Member (other than Investor) may Transfer any portion of its Membership Units at any time without the prior written consent of Investor, which consent shall not be unreasonably withheld.

(b)          All Members shall otherwise comply with Section 9.01 and the following terms and conditions:

(i)          such Member and its Transferee must execute, acknowledge, and deliver to the Company such instruments of Transfer and assignment with respect to such Transfer as are in form and substance reasonably satisfactory to the Company, including the execution of this Agreement;

(ii)         such Member must provide the Company with the notification required by Section 6050K(c)(1) of the Code; and

(iii)        if requested by the Board of Managers, such Member must deliver to the Company an opinion of reputable counsel that such Transfer will not cause the Company to be treated as a publicly traded partnership for United States Federal income Tax purposes or would otherwise jeopardize the treatment of the Company as a partnership for United States Federal income Tax purposes (or such other opinion as reasonably requested by the Board of Managers).

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(c)          In the event the conditions set forth in Section 9.02(a) or (b) are not satisfied in connection with any Transfer subject thereto, the Company shall not recognize the attempted purchaser, assignee, or Transferee for any purpose whatsoever, such Transfer shall be null and void, the Member attempting such Transfer shall have breached this Agreement, and the Company and the other Members shall have all remedies available for breach of contract. A Transferee shall automatically be admitted as a Member of the Company with respect to the Transferred Membership Units upon consummation of the Transfer in compliance with this Article IX.

SECTION 9.03         Right of First Refusal.

(a)          If any Member, other than Investor, holding a greater than one percent (1%) Percentage Interest in the Company proposes to Transfer any Membership Units (the “Offeror”) (other than a Member exercising its tag-along right under Section 9.04 or a Transfer by a Member to a Permitted Transferee), such Member shall deliver to the Company and Investor (each, an “Offeree”) a notice of such proposal (an “Offer Notice”), which Offer Notice shall (i) specify the series and number of Membership Units, and the Percentage Interest represented thereby, proposed to be sold (the “Offered Interests”) and the applicable purchase price, and material terms of the proposed sale, and (ii) offer Investor first and the Company second the option to acquire all or a portion of such Offered Interests upon the same terms and subject to the same conditions as set forth in the Offer Notice.

(b)          For a period of fifteen (15) Business Days (the “Offer Period”) following the Offerees’ receipt of such notice, the Offerees shall have the option, exercisable upon delivery of a reply notice (a “Reply Notice”) to the Offeror, to require the Offeror to Transfer to the Offeree the Offered Interests at the price per Membership Unit specified in the Offer Notice, it being understood that the Company shall have the right to deliver a Reply Notice only as and to the extent that Investor shall have first declined to exercise its rights under this Section 9.03 in respect of all of the Offered Interests.

(c)          In the event an Offeree or Offerees make a timely election pursuant to Section 9.03(b) to acquire all of the Offered Interests, as soon as reasonably practical, but in any event not more than fifteen (15) Business Days following the deadline for Reply Notices, the Offeror and the Offeree(s) shall close the Transfer of the specified Membership Units. Upon such closing, the Offerees shall deliver to the Offeror in immediately available funds the purchase price specified in the Offer Notice, and the Offeror shall deliver to each such Offeree a duly executed instrument of assignment, representing the Membership Units to be Transferred.

(d)          In the event no Offeree makes a timely election pursuant to Section 9.03(b) to acquire all and not less than all of the Offered Interests, for a period of ninety (90) days following the expiration of the Offer Period, the Offeror shall be entitled, without further obligation to the Offerees (other than those making an election pursuant to Section 9.04), to Transfer the Offered Interests to a third party on terms and conditions substantially the same as those in the Offer Notice and at a price per Membership Unit not less than the price specified in the Offer Notice (with the fair market value of any non-cash consideration determined in accordance with the procedure set forth in the definition of Fair Market Value).

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SECTION 9.04         Tag-Along Rights.

(a)          If Investor proposes to Transfer Membership Units to any Person (other than a Transfer to a Permitted Transferee in accordance with Section 9.02(b)), Investor shall deliver to the Company and all other Members a written notice of such proposed sale (a “Tag-Along Notice”), specifying the series and number of Membership Units it intends to sell, such other Member’s Pro Rata Amount of such Membership Units, the purchase price per Membership Unit (the “Tag-Along Price”) and any other material terms and conditions of the proposed sale. Each of the other Members shall have the right to participate in the proposed sale by Transferring at the same price and on the other terms and conditions specified in the Tag-Along Notice, any portion of its Pro Rata Amount of the Membership Units in such sale by delivering a written notice (the “Holder Notice”) during the thirty (30)-day period after the date of delivery of the Tag-Along Notice. Upon the expiration of such thirty (30)-day period, Investor may consummate such proposed sale, selling the number of Membership Units indicated in the Tag-Along Notice (less the aggregate number of Membership Units that each of the other Members has indicated an intent to sell in such transaction by delivery to Investor of the Holder Notice) along with the Membership Units with respect to which each of the other Members has indicated an intent to sell in such transaction by delivery of the Holder Notice, at any time up to ninety (90) days after delivery of the Tag-Along Notice.

(b)          If the Membership Units proposed to be Transferred by Investor and the other Members as indicated on the Holder Notices exceeds the number of Membership Units to be acquired by the proposed Transferee, then each of Investor and the other Members shall Transfer a pro rata portion (based on their respective Percentage Interests as a percentage of the aggregate Percentage Interest of all Members selling Membership Units immediately prior to such Transfer) of such number of Membership Units that the proposed Transferee is willing to acquire.

(c)          Each Member exercising its rights under this Section 9.04 shall execute and deliver such instruments of conveyance and transfer, including any sales or indemnification agreements, and take such actions as may reasonably be requested to consummate the proposed sale of the Membership Units on the same terms and conditions as Investor; provided, however, that in no event shall a Member be held liable for any breach of any other Member in respect of its representations, warranties or obligations, and the aggregate amount of liability for each Member in connection with such Transfer shall in no event exceed the gross proceeds for its Transferred Membership Units; provided, further, that if the Transfer giving rise to the rights under this Section 9.04 consists of at least 50% of Investor’s Membership Units, then each other Member shall be afforded the same protections provided under Section 9.05(c) with respect to such Member’s exercise of its rights under this Section 9.04.

(d)          The aggregate purchase price to be paid to a selling Member for Membership Units under this Section 9.04 will be determined by the principal outside accountants to the Company and will equal the aggregate amount that would be distributed to such selling Member pursuant to Section 6.04 if all of the Company’s assets and liabilities had been sold at an aggregate purchase price equal to the product of (i) the Tag-Along Price multiplied by (ii) the number of issued and outstanding Membership Units as of the date of the Tag-Along Notice.

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SECTION 9.05         Drag-Along Rights.

(a)          If Investor proposes to Transfer all of the Membership Units owned by it and its Affiliates, to any Person other than a Permitted Transferee (the “Drag-Along Buyer”), Investor will deliver a written notice not later than twenty (20) Business Days prior to the proposed date of consummation of such proposed sale (a “Drag-Along Notice”) to each Member other than Investor and any Affiliate of Investor (each, a “Drag-Along Member”), stating that Investor wishes to exercise its right under this Section 9.05 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, a description of the transaction, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer.

(b)          Upon delivery of a Drag-Along Notice, each Drag-Along Member shall be required to Transfer all of its Membership Units to the Drag-Along Buyer, upon the same terms and conditions (including as to price (subject to Section 9.05(e)), time of payment and form of consideration) as agreed by Investor and the Drag-Along Buyer.

(c)          Each Member agrees to take all reasonable actions necessary or desirable, consistent with actions taken by Investor, to carry out the purpose of this Section 9.05 and execute all documents reasonably requested by Investor to effect the Transfer to the Drag-Along Buyer; provided that no Member shall be required to make representations and warranties in connection with a Transfer to a Drag-Along Buyer other than customary representations and warranties, on a several and not joint basis, regarding (i) the power and authority of that Member to engage in the Transfer, (ii) the existence of any material violations as a result of such Transfer under any material agreement to which such Member is a party, (iii) the absence of any consents or approvals (other than those which have been obtained), and (iv) that the Member has good and marketable title to its Membership Units, free and clear of all liabilities, liens and encumbrances. If the other Members have any indemnification obligations in connection with such Transfer, the terms and conditions of each such Member’s indemnification obligation shall be several and shall not exceed the net proceeds to such Member in connection with such Transfer. Each Member agrees to pay its pro rata share of the expenses incurred in connection with a Transfer pursuant to this Section 9.05.

(d)          If any Drag-Along Member fails to Transfer to the Drag-Along Buyer its Membership Units to be sold pursuant to this Section 9.05, each Member agrees that the Company may cause such Membership Units to be Transferred to the Drag-Along Buyer on the Company’s books in consideration of the purchase price.

(e)          The proceeds of any sale pursuant to this Section 9.05 shall be distributed in accordance with Section 6.04.

SECTION 9.06         Right of First Refusal on Development Project Opportunities and Development Buy-Out Right.

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(a)          If during the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, Development or any of its Related Parties proposes to sell any equity or assets relating to or in connection with the development, construction or operation by Development or such Related Parties of an energy generation facility to a third party (a “Development Project Opportunity”), Development or the applicable Related Party shall deliver to Entropy a written notice of such Development Project Opportunity (a “Project Opportunity Offer Notice”), which Project Opportunity Offer Notice shall (i) specify the applicable purchase price and material terms of the proposed sale and shall include a description of the equity and assets to be sold, and such financial, regulatory, Tax and other information material to an investor in order to make an investment determination with respect to the Development Project Opportunity, and (ii) offer Entropy (which for purposes of Section 9.06(a)-(c), shall include Investor and the Related Parties of Entropy and Investor) the option to acquire all or a portion of such Development Project Opportunity (“Project Opportunity Right of First Refusal”).

(b)          For a period of twenty (20) Business Days (the “Project Opportunity Offer Period”) following Entropy’s receipt of a Project Opportunity Offer Notice, Entropy shall have the option, exercisable upon delivery of a written reply notice (“Reply Notice”) to Development, to require Development to grant to Entropy a sixty (60) day exclusive right for Entropy to perform due diligence, negotiate definitive agreements to acquire and consummate the acquisition of, the equity or the assets relating to the Development Project Opportunity, on such terms as may be agreed to by the parties following good faith negotiations. For the avoidance of doubt, the exercise by Entropy of the Project Opportunity Right of First Refusal relating to a Development Project Opportunity shall not obligate Entropy to acquire the assets or equity relating to such Development Project Opportunity, which obligation shall arise only upon the execution and delivery by Entropy of a definitive acquisition or similar agreement with respect to such equity or assets.

(c)          If Entropy fails to make a timely election pursuant to Section 9.06(b) with respect to any Development Project Opportunity, Development shall be free, without further obligation to Entropy for a period of 180 days following the expiration of the applicable Project Opportunity Offer Period, to sell or otherwise deal with the equity or the assets relating to such Development Project Opportunity to a third party on terms not materially more favorable to such third party than those contained in the Project Opportunity Offer Notice. If Development fails to consummate such proposed sale or other transaction within such 180-day period, then any proposed sale or transaction relating to such Development Project Opportunity shall again become subject to the right of first refusal obligations and procedures set forth in Section 9.06(a)-(c).

(d)          At any time on one occasion after the first anniversary date of the “Commercial Operation Date” (as defined in the EPC Agreement), Development shall have the right to acquire all the Membership Units held by Investor and its Affiliates (such acquisition, an “Investor Buy-Out”), on terms customary for similar transactions and acceptable to Investor, for a cash purchase price equal to the product of (i) the appraised value of the Company (as determined in accordance with Section 9.06(e)), multiplied by (ii) the Percentage Interest of Investor and its Affiliates on the closing date of such acquisition.

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(e)          To exercise the Investor Buy-Out right, Development shall deliver to Investor a written binding irrevocable offer (“Buy-Out Offer Notice”) to acquire all the Membership Units held by Investor and its Affiliates in the Investor Buy-Out. Promptly upon receipt of the Buy-Out Offer Notice, promptly, Investor shall select an appraiser (the “Investor Appraiser”), and Development shall select an appraiser (the “Development Appraiser”). Investor and Development shall each notify the other in writing of the name and contact information of its respective appraiser. The Investor Appraiser and the Development Appraiser shall promptly select a third appraiser, who shall be an independent seasoned appraiser experienced in the appraisal of the business engaged in by Project LLC and the Company in the geographic markets in which they operate. The third appraiser shall determine the fair market value of the Company, through a reasonable application of a reasonable valuation method of the enterprise value of the Company as a going concern (taking into account net worth, prospects, market conditions, comparable public and private companies and comparable transactions), which determination shall be binding. The Company shall cooperate with the third appraiser and provide it with such information about its business and operations and the business and operations of Project LLC as may be reasonably requested by the third appraiser and reasonably required to perform the appraisal. The closing of the Investor Buy-Out shall take place within forty-five (45) days after the determination of the fair market value of the Company by the third appraiser.

(f)          Notwithstanding anything to the contrary set forth herein, Development shall have no right to effect the Investor Buy-Out at any time after Investor has delivered a Tag-Along Notice in accordance with Section 9.04(a) or a Drag-Along Notice in accordance with Section 9.05(a).

(g)          As long as Development and its Related Parties have presented, in the aggregate, to Entropy at least two Development Project Opportunities in accordance with Section 9.06(a)-(c) during each calendar year (beginning with calendar year 2015), the purchase price to be paid by Development for the Membership Units of Investor and its Affiliates pursuant to Section 9.06(d) shall be reduced such that it will be equal to the product of (i) the appraised value of the Company (as determined in accordance with Section 9.06(e)), multiplied by (ii) the Percentage Interest of Investor and its Affiliates on the closing date of such acquisition, multiplied by (iii) 0.9. If Development and its Related Parties fail to present at least two such Development Project Opportunities during any calendar year as described in the immediately preceding sentence, then (x) such 10% discount on the purchase price to be paid by Development for the Membership Units of Investor and its Affiliates pursuant to Section 9.06(d) shall no longer be applicable, and (y) Investor shall no longer be entitled to a right of first refusal with respect to Project Development Opportunities pursuant to Section 9.06(a)-(c).

ARTICLE X

CERTAIN OBLIGATIONS OF THE COMPANY AND THE MEMBERS

SECTION 10.01         Other Businesses; Liability and Duties.

(a)          Except as otherwise expressly provided herein, each of Investor, the Investor Managers and the Investor Alternate, and their respective Affiliates, on the one hand (together, the “Investor Entities”) and Development, the Development Manager, and their respective Affiliates, on the other hand (together, the “Development Entities”), may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director, trustee, manager, stockholder, member or beneficiary of any other Person.

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(b)          Without limiting the generality of the foregoing, each of the Investor Entities and Development Entities may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries, and none of the Investor Entities or Development Entities will have any obligation to present any business opportunity to the Company or any of its Subsidiaries, even if the opportunity is one that the Company or any Subsidiary of the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Investor Entities and Development Entities shall not be liable to the Company or any Subsidiary of the Company or any Member for breach of any fiduciary or other duty, as a Member, Manager, alternate Manager or otherwise, solely by reason of the fact that Investor, Development or any of the other Investor Entities or Development Entities pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any Subsidiary of the Company. The Company renounces any interest or expectancy of the Company in, or being offered to participate in any such opportunity.

(c)          Each Member (for itself and on behalf of the Company) hereby, to the fullest extent permitted by Applicable Law but subject to Section 10.01(d) and (e):

(i)          confirms that Investor and Development have no duty to any other Member or to the Company or any Subsidiary of the Company as a result of this Agreement other than specific covenants and agreements set forth in this Agreement;

(ii)         acknowledges and agrees that (A) in the event of any conflict of interest between the Company and any Investor Entity or Development Entity that may from time to time arise, such Investor Entity or Development Entity may act in its best interest and (B) no such Investor Entity or Development Entity shall be obligated to (1) reveal to the Company or any Subsidiary of the Company confidential information belonging to or relating to the business of such Person or (2) recommend or take any action in its capacity as a Member, Manager or alternate Manager thereof, as the case may be, that prefers the interest of the Company or any Subsidiary of the Company over the interest of such Person; and

(iii)        waives any claim or cause of action against each Investor Entity and Development Entity and any officer, employee, agent or Affiliate thereof, that may from time to time arise in respect of a breach by any such Person of any duty or obligation disclaimed under clauses (i) and (ii) of this Section 10.01(c).

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(d)          Investor, for itself and on behalf of the other Investor Entities, and Development, for itself and on behalf of the other Development Entities, each agrees that the waivers, acknowledgments and agreements set forth in Section 10.01(c)(iii) shall not apply to any alleged claim or cause of action against any Investor Entity or Development Entity, as the case may be, or any of their respective employees, officers, directors, agents or authorized representatives based upon the breach or non-performance by an Investor Entity or Development Entity of this Agreement or by any Investor Entity or Development Entity of any other agreement to which the Company and such Investor Entity or Development Entity is a party.

(e)          The provisions of this Section 10.01, to the extent that they restrict the duties and liabilities of a Member, Manager or alternate Manager otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member, Manager or alternate Manager that might otherwise exist but for this Agreement.

(f)           The Company, any Subsidiary of the Company and the Members shall have no rights by virtue of this Agreement in and to any other business ventures or the income or profits derived therefrom, and the pursuit of any such venture held or engaged by any Investor Entity or Development Entity.

(g)          Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between any Member and any other Member.

(h)          Notwithstanding anything in this Agreement to the contrary (including without limitation the provisions of Section 10.01(a)-(g)), the provisions of this Section 10.1 are subject to Investor’s right of first refusal with respect to Project Development Opportunities.

SECTION 10.02         Insurance. The Company shall maintain or cause to be maintained, with financially sound and reputable insurers, key person insurance, public liability insurance, property damage insurance, business interruption insurance and casualty insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses as the Company and its Subsidiaries.

SECTION 10.03         Investor Company Employee. For the avoidance of doubt, Investor shall have the right, but not the obligation, to employ a person at the Company on commercially reasonable terms or have such employee visit the Company at reasonable times and with reasonable notice to oversee the business and operations of the Company. Such employee shall be given full access to the Company’s books and records and its personnel. The reasonable travel expenses of such employee shall be paid for by the Company.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

SECTION 11.01         Dissolution. The Company shall be dissolved and its affairs wound up:

(a)          at any time there are no Members of the Company unless the business of the Company is continued without dissolution in a manner permitted by the Act;

(b)          upon the occurrence of a Liquidation Event; or

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(c)          upon the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act.

SECTION 11.02         Winding Up.

(a)          Upon dissolution pursuant to Section 11.01, the Board of Managers, or in the case of dissolution pursuant to Section 11.01(a), Investor, shall appoint a liquidator. The liquidator will proceed as promptly as practicable to wind up the affairs of the Company and make final distributions as provided in this Section 11.02. The liquidator may sell (which may include sales to Members), and will use commercially reasonable efforts to obtain the best possible price for, any or all of the Company property. In no event, without the approval of the Members representing at least eighty percent (80%) of the Membership Units, will a sale to a Member be for less than fair market value. Any assets of the Company not sold by the liquidator will be deemed sold for their fair market value. The appointment of any one or more liquidating trustees may be revoked, or a successor or additional liquidating trustee(s) may be appointed, by the Board of Managers.

(b)          Upon a Liquidation Event, all of the Company’s assets, or the proceeds therefrom, shall be distributed in the following order of priority:

(i)          first, to creditors of the Company, including any Member in its capacity as a creditor, to the extent otherwise permitted by Applicable Law, in satisfaction of debts, liabilities and obligations of the Company;

(ii)         second, to the payment of the expenses of liquidation;

(iii)        third, for the setting up of any reserves that the Board of Managers, Investor or the liquidating trustee(s), as the case may be, may deem reasonably necessary for any contingent, conditional or unmatured claims and obligations of the Company, including but not limited to any unpaid amounts due and payable by the Company pursuant to the indemnity provisions set forth in this Agreement, provided such amount has been agreed upon by the parties to this Agreement or determined by a court or arbitration panel of competent jurisdiction or otherwise finally determined; and

(iv)        fourth, to the Members as provided in Section 6.04.

(c)          Any amount set up as a reserve pursuant to Section 11.02(b)(iii) that is subsequently released shall be distributed to the Members in accordance with clause (iv) of Section 11.02(b).

(d)          At no time during the term of the Company or upon dissolution or liquidation of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to the other Members to restore such deficit balance, except as may be required by Applicable Law or in respect of any deficit balance resulting from a distribution made in contravention of this Agreement.

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ARTICLE XII

MISCELLANEOUS

SECTION 12.01         Injunctive Relief. It is hereby agreed and acknowledged that it will be difficult to measure in money the damages that would be suffered if the parties hereto failed to comply with any of the obligations herein imposed on them (and that every such obligation is material) and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations (in addition to remedies at law or damages), and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 12.02         Notices. All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and will take effect (or be deemed to have been given or delivered, as the case may be): (a) on the Business Day sent, when delivered by hand, by electronic mail (with read receipt confirmation) or facsimile transmission (with confirmation) during normal business hours of the recipient, (b) on the Business Day following the Business Day of sending, if delivered by internationally recognized overnight courier, in each case, to such party at its address (or number) set forth on Exhibit B or such other address (or number) as the party may specify by notice.

SECTION 12.03         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members and the Company, and their respective successors and Permitted Transferees. This Agreement is personal to the Members and the Company, and neither any Member nor the Company may assign or Transfer (except to Permitted Transferees) the rights accruing hereunder, and (except as aforesaid or as permitted by this Agreement) performance of any duties by any Member or the Company not be delegated or assumed by any other Person without the prior written consent of the other Members and the Company. For purposes of this Agreement, any references to a Member shall be deemed to include such Member’s Permitted Transferees. Assignments or delegations made in violation of this Section 12.03 shall be null and void. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto (or their respective successors and permitted assigns) or any indemnified party under Section 7.04, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 12.04         Governing Law; Arbitration.

(a)          This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to any otherwise applicable conflicts-of-laws principles.

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(b)          Any controversy or claim by or between the parties related in any way to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided that nothing herein shall require arbitration of any claim or charge which, by Law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in New York City by a single arbitrator appointed by agreement of the parties within thirty (30) days of receipt by respondent of the demand for arbitration, or in default thereof by the AAA. Each of Investor, on behalf of itself and its Affiliates, and Development, on behalf of itself and its respective Permitted Transferees, Related Parties, Affiliates and Subsidiaries, agrees to be bound by this arbitration clause provided that it has either (i) signed this Agreement or an agreement that incorporates this Agreement by reference or (ii) signed any other agreement to be bound by or cause any of its respective Permitted Transferees, Related Parties, Affiliates or Subsidiaries to be bound by this arbitration clause. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrator shall be required to follow the Law of the state designated by the parties herein. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Employment Arbitration Rules, unless otherwise provided by Law for a prevailing party. The parties agree that, notwithstanding the foregoing, prior to the appointment of the arbitrator, nothing herein shall prevent any party from seeking preliminary or temporary injunctive relief against any other party in the United States Federal or state courts of New York, County of New York. For the avoidance of doubt, any actions for permanent relief or monetary damages shall be settled by arbitration.

SECTION 12.05         Set-Off. Amounts owed under this Agreement or the Development and Indemnification Agreement or the Project LLC Purchase Agreement to any Member or to any Transferee or assignee thereof by any other Member or Affiliate of any other Member shall be subject to set-off or recoupment to the extent necessary to satisfy any unsatisfied indemnification obligations under this Agreement, the Development and Indemnification Agreement or the Project LLC Purchase Agreement, upon written notice to the Member against whose assets the right of set-off is being made. The exercise of such right of set-off by Investor in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, the Development and Indemnification Agreement, the Project LLC Purchase Agreement or the Orbit Purchase Agreement. Amounts owed to the Company or any Subsidiary of the Company by any Member or any Affiliate of any Member shall be subject to set-off or recoupment to the extent necessary to satisfy any such unsatisfied obligations upon written notice to the Member against whose assets the right of set-off is being made. The exercise of such right of set-off by the Company in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement. Not in limitation of the foregoing, pursuant to the Project LLC Purchase Agreement and the Orbit Purchase Agreement, Development has certain obligations to make certain payments and pay certain fees and expenses to counterparties to such agreements, including without limitation, the development fee, the seller participation fee, an extension fee, the management fee and other fees and expenses described in such agreements, and if Development fails to perform its obligations under the Project LLC Purchase Agreement or the Orbit Purchase Agreement, and the Company or its Subsidiary deems it necessary or advisable for their respective businesses or otherwise, to pay all or a portion of such fees or to perform any of the obligations of Development under the Project LLC Purchase Agreement or the Orbit Purchase Agreement, then any such amounts paid by the Company and/or its Subsidiary shall be subject to set-off or recoupment to the extent necessary to satisfy any such unsatisfied obligations upon written notice to Development.

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SECTION 12.06         Entire Agreement; Amendment. This Agreement (including the exhibits hereto) contains the entire agreement among the parties hereto with respect to the transactions contemplated herein, supersede all prior written agreements and negotiations and oral understandings, if any, and this Agreement (including exhibits hereto) may be amended or waived only upon the vote or written consent of the Members holding at least a majority of the Membership Units, voting together as a single class, provided, that any amendment of this Agreement that may be reasonably interpreted as adversely affecting the rights or obligations of Development shall require the consent of Development and, provided, further, at any time Investor ceases to own a majority of the aggregate Membership Units of the Company, any amendment that may be reasonably interpreted as adversely affecting the rights of Investor shall require the consent of Investor. The Board of Managers shall send each Member a copy of any amendment adopted pursuant to this Section 12.06.

SECTION 12.07         No Waiver. No failure to exercise and no delay in exercising any right, power or privilege of a Member shall operate as a waiver or as a consent to the modification of the terms hereof unless given by that Member in writing.

SECTION 12.08         Confidentiality. Each Member shall use reasonable efforts to keep, and shall ensure that its officers and employees use reasonable efforts to keep, from and after the Effective Date through a period of one (1) year from the date such Member no longer owns any Membership Units, unless otherwise agreed to by the Members, confidential and shall not use except on behalf of the Company all information (“Confidential Information”) acquired from the Company or its Subsidiaries or from the other Members or their Affiliates pursuant to this Agreement or otherwise, including the contents of this Agreement and the identity of the Members, except that the foregoing restriction shall not apply to any information that (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; (b) was already known to the recipient; (c) is disclosed to the recipient by a third party who, to the recipient’s knowledge, is not in default of any confidentiality obligation to the disclosing party hereunder; (d) was developed by or on behalf of the receiving Member without reliance on confidential information received hereunder; (e) is disclosed by any Member to its auditors, attorneys, financial advisors, consultants and other advisors, provided, that any such auditors and attorneys have been informed of the confidential nature of such information, and any such financial advisors, consultants and other advisors have signed a confidentiality agreement agreeing to treat such information as confidential; and provided further that such disclosure does not thereby permit disclosure by such Member to others; (f) is disclosed to any partners of, investors in or advisors or consultants to any such Member or to any prospective partner to such Member or any Affiliate of any such Member or such prospective partner or such prospective partner’s advisors or consultants; provided that information disclosed pursuant to this clause (f) shall only include summary financial information, historical financial results, a description of the Business and a description of this Agreement and the Development and Indemnification Agreement; (g) to any bona fide purchaser or prospective purchaser of Membership Units provided that such purchaser or prospective purchaser has signed a customary confidentiality and /or non-disclosure agreement pursuant to which the Company is a beneficiary of the confidentiality provisions therein; (h) is disclosed to a regulatory authority to the extent that disclosure is, in the party’s good faith judgment, required or appropriate; provided, that such party requests confidential treatment for any information so disclosed or (i) is otherwise required to be disclosed in compliance with Applicable Laws or regulations or order by a court or other regulatory body having competent jurisdiction. Each Member further agrees not to use any Confidential Information obtained by such Member in connection with a specific transaction being considered by the Company for any purpose other than in consideration of such transaction.

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SECTION 12.09         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 12.10         Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 12.11         Further Assurances. From time to time, at the reasonable request of any party hereto and without further consideration, each other party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement or to carry out the terms of this Agreement.

SECTION 12.12         Survival of Obligations. The obligations of the parties hereto under Section 7.04, Section 10.01, Section 12.01, Section 12.04, Section 12.05 and Section 12.08 of this Agreement shall survive any expiration, termination or cancellation of this Agreement.

SECTION 12.13         No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that (i) any Person who is entitled to indemnification pursuant to Section 7.04 and is not party to this Agreement shall be a third party beneficiary of this Agreement to the extent required for purposes of such Section 7.04 and (ii) Entropy shall be a third party beneficiary of this Agreement to the extent required for the purposes of Article VII and Section 9.06.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Concord Energy Partners, LLC

By: York Renewable Energy Partners LLC, its Sole Member

By:
Name: Richard P. Swanson
Title: General Counsel

Signature Page to Amended and Restated Limited Liability Company Agreement

York Renewable Energy Partners LLC

By:
Name: Richard P. Swanson
Title: General Counsel

Signature Page to Amended and Restated Limited Liability Company Agreement

Blue Sphere Corporation

By:
Name:
Title:

Signature Page to Amended and Restated Limited Liability Company Agreement

EXHIBIT A

MEMBERSHIP UNITS AND PERCENTAGE INTERESTS

Member	Series and Number of Membership Units	Percentage Interest
York Renewable Energy Partners, LLC	750 Series A Units	75%
Blue Sphere Corporation	250 Series B Units	25%

A-1

EXHIBIT B

ADDRESSES FOR NOTICE

if to the Company or Investor:

c/o York Capital Management

767 Fifth Avenue, 17th Floor, New York, New York 10153

Tel 212-710-6567

Fax 646-514-9321

Attention: General Counsel

Email: mmauro@yorkcapital.com

if to Development:

Blue Sphere Corporation

301 McCullough Drive, 4th Floor

Charlotte, NC 28262

Attn: Shlomi Palas

with copies to:

Orit Marom-Albeck, Adv.

4 Berkowitz St. Level 8 (Museum Tower)

Tel-Aviv , Israel, 6423806

Tel: +972-3-7778333

Fax: +972-3-7778444

e-mail: oritma@shibolet.com

B-1

EXHIBIT C

INITIAL PROJECT BUDGET

PROJECT BUDGET

TOTAL COST

1. ANAEROBIC DIGESTER AND PLANT 17,350,000

2. TRANSFORMERS AND GRID CONNECTIONS 500,000

3. LAND PURCHASE 2,140,000

4. WORKING CAPITAL 320,500

5. DEVELOPMENT FEES 2,350,000

6. CONTINGENCY AND PPA LD 350,000

7. CAPITALIZED INTEREST 500,000

8. OPERATING RESERVE 1,416,408

9. Duke Liquidating Damaaged 500,000

10. Orbit Energy Inc. 917,764

11. EXPECTED TRANSACTION COSTS

a. DEBT PLACEMENT 300,000

b. LOAN FEES 179,520

d. ORBIT EXTENSION 75,000

f. THIRD PARTY FEES 100,000

g. ACCOUNTING FEES 25,000

h. LEGAL FEES 320,000

TOTALS 27,344,192

C-1